Exhibit 10.15


                              SETTLEMENT AGREEMENT


         This SETTLEMENT AGREEMENT ("Agreement") is made as of December 23, 2003, (the "Effective Date") by and between Convera Corporation, including its subsidiaries and affiliates ("Convera") and Intel Corporation, a Delaware corporation ("Intel Corporation") (individually, each a "Party" and collectively, the "Parties").

          WHEREAS, Intel incurred certain costs on behalf of Convera and believes that Convera otherwise owes to Intel an aggregate of approximately Four Million Dollars ($4,000,000.00) (the "Liability");

          WHEREAS, Intel has demanded that Convera pay the Liability;

          WHEREAS, Convera has disputed, in whole or part, its obligation to pay Intel in connection with the Liability; and

          WHEREAS, the Parties desire to reach a mutually satisfactory and legally binding settlement agreement with respect to the Liability.

          NOW,   THEREFORE,   in  consideration  of  the  mutual  covenants  and
     agreements contained herein and intending to be legally bound hereby, it is understood and agreed as follows:

     1. Settlement Payment. Subject to the terms and conditions of this Agreement, Convera shall pay Intel Three Million Two Hundred Fifty Thousand Dollars ($3,250,000.00) (the "Settlement Amount") over a two
          (2) year period in equal monthly payments, commencing as of January 2004 and terminating November 2005 (i.e., 24 monthly payments of $135,416.67) (the "Repayment Period") in full satisfaction of any and all obligations Convera may have to Intel which arise from or are related to the Liability (the "Released Claims"), and Intel releases Convera from any and all Released Claims that Intel may have against Convera other than Convera's obligations under this Agreement.
          Notwithstanding the foregoing, if Convera's "Cash Liquidity" (as defined below) does not equal at least thirteen million dollars ($13,000,000.00) at the end of any of Convera's fiscal quarters during the Repayment Period, then Intel shall have the right to demand from Convera payment in full of the Settlement Amount then outstanding, which Convera shall pay to Intel within ten (10) business days of Intel's written demand thereof pursuant to this Agreement. For purposes of this Agreement, the term "Cash Liquidity" shall mean, collectively, cash, short-term investments and accounts receivable.

     2. Treatment of Subtenant Payments. If Intel brokers a sublease with a third party for the facilities located at 23245 NW Evergreen Parkway, Hillsboro, Oregon (the "RC4 Space") on behalf of Convera during the term of this Agreement, then Convera shall divide with and distribute to Intel fifty percent (50%) of all such sublease proceeds received by Convera until such time as the total of such proceeds received by Convera is equal to a maximum of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "Maximum") (i.e., Intel shall receive up to Seven Hundred Fifty Thousand Dollars ($750,000.00) in proceeds from such RC4 Space sublease) (the "Sublease Incentive"). The Sublease Incentive shall automatically expire when the total of such sublease proceeds equals the Maximum, and thereafter Convera shall exclusively retain for itself any such sublease proceeds exceeding the Maximum. Convera shall make such distributions to Intel in arrears within thirty (30) days of Convera's receipt of such payments from such subtenant(s). The foregoing distribution obligation shall only arise if and when the subtenant pays Convera pursuant to any such sublease. The Sublease Incentive is independent of the Settlement Amount and any such sublease proceeds distributed to Intel by Convera shall not be treated as a set-off against the Settlement Amount. The use of the term "sublease" and "subtenant" in the singular herein shall be deemed to be inclusive of the plural to the extent that Intel brokers more than one sublease on behalf of Convera for the RC4 Space. The proceeds of all such Intel-brokered subleases shall be aggregated for purposes of calculating whether Convera has distributed the Maximum to Intel. Notwithstanding the foregoing, Convera and Intel agree that should Intel owe a broker's fee or commission ("Fee") to any third party responsible for finding a subtenant for the RC4 Space, then Convera and Intel shall split equally the costs of the Fee. Such payment by Convera shall be in addition to any amounts that Convera would pay to Intel pursuant to the foregoing Sublease Incentive.

     3. No Admission of Liability. Execution of this Agreement and compliance with its terms, as provided above, do not constitute an admission of liability or wrongdoing by either Party.

     4. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiations, understandings and agreements, proposed or otherwise, written or oral, concerning the subject matter hereof. Furthermore, no modification of this Agreement shall be binding unless in writing signed by each of the Parties hereto.

     5. Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

     6. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, without regard to its conflicts of law principles.

     7. Notices. Any notice, demand or communication to be made under or with respect to this Agreement shall be in writing and shall be addressed as follows:

                  If to Convera:

                                    Mr. Chris M. Mann, CFO Convera Corporation
                                    1921 Gallows Road Vienna, Virginia 22182
                                    Email: cmann@convera.com

                  If to Intel:      Intel Corporation
                                    Attn. Post Contract Management
                                    JF3-149
                                    2111 N.E. 25th Avenue
                                    Hillsboro,OR 97124-5961
                                    Email: post.contracts.management@intel.com

                                    With a Copy to:

                                    Office of General Counsel
                                    Intel Corporation
                                    2200 Mission College Boulevard
                                    Santa Clara, CA  95052
                                    Email:  legal.hotline@intel.com



               All notices or other communications shall be delivered personally (effective upon receipt) or by reputable overnight delivery service (effective upon delivery), or by facsimile with confirmation of receipt (effective upon receipt of such confirmation), or by certified mail, postage prepaid, return receipt requested (effective 3 days after posting), and in all cases a copy shall be forwarded by email at the addresses shown in this Agreement or as amended.

     8. Assignment; Effect of Change of Control. This Agreement shall not be assigned by Convera without Intel's prior written consent, at Intel's sole discretion. Notwithstanding the Repayment Period described in
          Section 1, if at any time prior to Convera's full payment of the Settlement Amount a third party seeks to acquire all, or substantially all, of the assets or stock of Convera (i.e., at least 50% of Convera's voting stock) or to merge with

               Convera, or any other corporate transactional event that would result in Allen & Company, Incorporated losing its controlling voting stock interest in and control of the board of directors of Convera to one or more third parties (such events collectively referred to as a "Change of Control Event"), then Convera shall pay, prior to the closing of such Change of Control Event, the remainder of the then outstanding Settlement Amount to Intel in a single, lump sum cash payment pursuant to this Agreement.

IN WITNESS WHEREOF, the aforesaid Parties have hereunto set their hands and seals as of the date written below.

                                        CONVERA CORPORATION



                                        By:/s/ PATRICK C. CONDO
                                           _______________________________
                                          Title:
                                           Date:



                                          INTEL CORPORATION



                                          By:  /s/ JOHN VINCENT
                                            ________________________________
                                            Title:__________________________
                                            Date:____________________________